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                                                                    Exhibit 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the incorporation by reference into this Registration Statement on Form S-3 of our report dated February 6, 1998 (except for the matters discussed in Note 17, as to which the dates are February 17, 1998, June 8, 1998 and June 17, 1998), included in TeleTech Holdings, Inc.'s Current Report on Form 8-K filed on July 28, 1998 and to the incorporation by reference of our report dated February 6, 1998 (except with respect to the matter discussed in Note 17, as to which the date is February 17, 1998), included in TeleTech Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997 and to all references to our Firm included in this Registration Statement on Form S-3.

                                          ARTHUR ANDERSEN LLP

Denver, Colorado
July 28, 1998